Exhibit 23.9

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firms under the caption “Experts” in Amendment No. 1 to the Registration Statement on Form F-4 of CGG pertaining to the offer to exchange US$500,000,000 6.875% Senior Notes due 2022 and to the incorporation by reference therein of our reports dated April 10, 2014, with respect to the consolidated financial statements of CGG for the year ended December 31, 2013 and the effectiveness of internal control over financial reporting as of December 31, 2013 of CGG included in its Annual Report (Form 20-F) for the year ended December 31, 2013 filed with the Securities and Exchange Commission on April 10, 2014.

Paris-La Défense, France

September 2, 2014

ERNST & YOUNG & AUTRES

/s/ PIERRE JOUANNE
Pierre Jouanne

/s/ LAURENT VITSE
Laurent Vitse